UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2015

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35206	65-0423422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

477 Madison Avenue, Suite 430

New York, New York 10022

(Address of principal executive offices)

(917) 368-8600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Departure of Certain Directors

As previously announced, Bruce Nelson did not stand for re-election to the Board of Directors (the “Board”) of Bankrate, Inc. (the “Company”) at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) held on August 10, 2015. Following the stockholder meeting, Mr. Nelson retired as a member of the Board. Mr. Nelson’s decision was for personal reasons and not the result of any disagreement with the Company or its management.

On August 10, 2015, Christian Stahl resigned as a member of the Board. Mr. Stahl’s decision to resign was in connection with the conclusion of his employment at Apax Partners at the end of the year and not the result of any disagreement with the Company or its management.

(e)

Adoption of 2015 Equity Compensation Plan

On June 12, 2015, upon recommendation of the Compensation Committee of the Board, the Board adopted, subject to stockholder approval, the Bankrate, Inc. 2015 Equity Compensation Plan (the “2015 Equity Plan”), which, among other things, reserves for issuance a total of 8,008,157 shares of Company common stock to be available for grants of awards under the 2015 Equity Plan, plus any shares related to awards outstanding under the 2011 Equity Compensation Plan as of June 12, 2015 that thereafter terminate, expire unexercised, or are forfeited, canceled or otherwise are not delivered for any reason, and less any shares of Company common stock delivered pursuant to any award that was granted under the 2011 Equity Compensation Plan after June 12, 2015 and prior to stockholder approval of the 2015 Equity Plan. On August 10, 2015, the 2015 Equity Plan was approved by stockholders at the Annual Meeting.

For additional information regarding the 2015 Equity Plan, see Proposal 4 of the Company’s 2015 Proxy Statement, as filed with the Securities and Exchange Commission on July 1, 2015 (the “2015 Proxy Statement”). The foregoing description of the 2015 Equity Plan (including that set forth in the 2015 Proxy Statement) is qualified in its entirety by reference to the actual terms of the 2015 Equity Plan, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 5.02(e) by reference.

Adoption of the Bankrate, Inc. Short-Term Incentive Plan

On February 2, 2015, upon recommendation of the Compensation Committee of the Board, the Board adopted, subject to stockholder approval, the Bankrate, Inc. Short-Term Incentive Plan (the “Bonus Plan”). The Bonus Plan is intended to govern the award and payment of annual cash bonuses to certain of Bankrate’s and its subsidiaries’ officers. The Bonus Plan, among other things, provides that, for each applicable performance period, the Chief Executive Officer of the Company is eligible to receive a Bonus Plan award equal to $5 million for such performance period if the Company’s EBITDA for such performance period is greater than zero, and each other Bonus Plan participant is eligible to receive a Bonus Plan award equal to $2.5 million for such performance period if the Company’s EBITDA for such performance period is greater than zero. The Compensation Committee of the Board has the discretion to decrease, but not to increase, the award of each individual determined pursuant to this formula, and it is currently anticipated that bonuses will generally be reduced below the amounts noted, with actual payments based on performance metrics not enumerated in the Bonus Plan. On August 10, 2015, the Bonus Plan was approved by stockholders at the Annual Meeting.

For additional information regarding the Bonus Plan, see Proposal 3 of the 2015 Proxy Statement. The foregoing description of the Bonus Plan (including that set forth in the 2015 Proxy Statement) is qualified in its entirety by reference to the actual terms of the Bonus Plan, which is attached as Exhibit 10.2 to this report and is incorporated into this Item 5.02(e) by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 10, 2015, the Company held its Annual Meeting. At the Annual Meeting, the stockholders (1) approved the election of the two returning members of the Board to serve until the 2018 Annual Meeting, (2) approved, on an advisory basis, named executive officer compensation, (3) approved the Bankrate, Inc. Short-Term Incentive Plan, (4) approved the Bankrate, Inc. 2015 Equity Incentive Compensation Plan, and (5) ratified the appointment of Grant Thornton LLP as independent registered public accounting firm for the year ending December 31, 2015.

As of the record date, there were 103,812,226 shares of common stock outstanding and entitled to vote on each matter presented for vote at the Annual Meeting. At the Annual Meeting, 97,704,008 shares of common stock or 94.11% of the outstanding common shares entitled to vote were represented in person or by proxy. Those shares were voted as follows (vote totals may not agree due to rounding of fractional shares):

1.	The following individuals were nominated in 2015 to serve until the Annual Meeting of Stockholders in 2018. All nominees were re-elected. The results were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Christine Petersen	93,834,902	235,356	3,633,750
Richard Pinola	86,880,030	7,190,228	3,633,750

2.	The Company’s stockholders approved, on an advisory basis, the Company’s named executive officer compensation. The results were as follows:

Votes For	93,210,894
Votes Against	852,692
Abstain	6,672
Broker Non-Votes	3,633,750

3.	The Company’s stockholders approved the Bankrate, Inc. Short-Term Incentive Plan. The results were as follows:

Votes For	93,194,081
Votes Against	870,652
Abstain	5,525
Broker Non-Votes	3,633,750

4.	The Company’s stockholders approved the Bankrate, Inc. 2015 Equity Incentive Compensation Plan. The results were as follows:

Votes For	89,051,317
Votes Against	5,014,315
Abstain	4,626
Broker Non-Votes	3,633,750

5.	The appointment of Grant Thornton LLP as independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2015 was ratified. The results were as follows:

Votes For	97,302,385
Votes Against	317,411
Abstain	84,212

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Bankrate, Inc. 2015 Equity Compensation Plan

10.2	Bankrate, Inc. Short-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2015	BANKRATE, INC.

	By:	/s/ James R. Gilmartin
James R. Gilmartin Senior Vice President, General Counsel & Corporate Secretary